Exhibit 2.01
SUBSTITUTION STATEMENT CERTIFICATE
Fiscal year covered by the statement: from January 1, 2025 to December 31, 2025.
Name of the entity filing the statement:
BARRICK MINING CORPORATION
Names of the subsidiaries for which the entity files the statement:
BARRICK GOLD INC.
Certificate
I certify that I have examined the information concerning Barrick Mining Corporation and its subsidiary Barrick Gold Inc. contained in the statement of Barrick Mining Corporation filed pursuant to the Extractive Sector Measures Transparency Act (S.C 2014, c.39. s. 376) for the fiscal year that began on January 1, 2025 and ended on December 31, 2025. To my knowledge and having exercised due diligence, the information contained in the statement is, in all material respects for the purposes of the Act, true, accurate and complete.

Bruce Luke Deputy Chief Financial Officer and Senior Vice President

Date:	May 26, 2026

/s/ Bruce Luke
[ Signature ]
(Signature Page to Exhibit 2.01)

Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	Barrick Mining Corporation
Reporting Year	From	2025-01-01	To:	2025-12-31	Date submitted	2026-05-30
Reporting Entity ESTMA Identification Number	E109739		Original Submission Amended Report
Other Subsidiaries Included (optional field)
For Consolidated Reports - Subsidiary Reporting Entities Included in Report:	E110387 Barrick Gold Inc.

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the
ESTMA
, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Bruce Luke				Date	5/26/2026
Position Title	Deputy Chief Financial Officer and Senior Vice President

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2025-01-01	To:	2025-12-31
Reporting Entity Name	Barrick Mining Corporation					Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E109739
Subsidiary Reporting Entities (if necessary)	E110387 Barrick Gold Inc.
Payments by Payee
Country	Payee Name 1	Departments, Agency, etc... within Payee that Received Payments 2	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes 34
Argentina	Government of the Province of San Juan		330,000	-	-	-	-	-	-	330,000
Argentina	Government of Argentina		90,000	-	-	-	-	-	-	90,000
Canada	Biigtigong Nishnaabeg		-	-	370,000	-	-	-	190,000	560,000
Canada	City of Thunder Bay		170,000	-	-	-	-	-	-	170,000
Canada	Government of Ontario		14,130,000	-	-	-	-	-	-	14,130,000	On September 11, 2025, Barrick reached an agreement to sell the Hemlo Gold Mine to Carcetti Capital Corp. The transaction closed on November 26, 2025. Accordingly, the payments provided are up to the closing date.
Canada	Pic Mobert First Nation		-	-	14,960,000	-	-	-	-	14,960,000
Canada	Town of Marathon		660,000	-	-	-	-	-	-	660,000
Canada	Township of Manitouwadge		420,000	-	-	-	-	-	-	420,000
Chile	Government of Chile		3,340,000	-	80,000	-	-	-	-	3,420,000	On August 8, 2025, Barrick reached an agreement to sell the Alturas Project in Chile to a subsidiary of Boroo Pte Ltd (Singapore). The transaction closed on November 7, 2025. Accordingly, the payments provided are up to the closing date.
Chile	Oversight Board of the Huasco River Basin and Its Tributaries		-	-	-	-	-	-	1,580,000	1,580,000
Chile	Municipality of Coquimbo		1,130,000	-	-	-	-	-	-	1,130,000
Chile	Municipality of Providencia		550,000	-	-	-	-	-	-	550,000
Côte d’Ivoire	Government of Côte d’Ivoire		14,850,000	32,410,000	-	-	-	6,010,000	-	53,270,000	On October 6, 2025, we reached an agreement to sell our interest in the Tongon gold mine and certain of its exploration properties to the Atlantic Group. The transaction closed on December 1, 2025. Accordingly, the payments provided are up to the closing date.
Dominican Republic	Government of the Dominican Republic		432,940,000	216,540,000	440,000	-	-	-	170,000	650,090,000	Royalties include advance payments
Mali	Government of Mali	316,790,000	-	-	-	-	70,530,000	-	387,320,000	In this report we have included payments made by Loulo-Gounkoto during the period in which we controlled it (prior to June 16, 2025 and after December 16, 2025), as well as payments made by other Barrick controlled entities in relation to Loulo-Gounkoto during the period in which we did not control it (June 16, 2025 to December 16, 2025).
											Excludes a lialbity of $88,200,000 on the basis that this amount owing to the government was extinguished through the application of VAT credits owed by the government to Barrick that were applied prior to the payment being made.
Pakistan	Government of Balochistan		-	10,000,000	2,710,000	-	-	-	-	12,710,000	Royalties include advance payments made in 2025.
Pakistan	Government of Pakistan		1,430,000	-	4,940,000	-	-	-	-	6,370,000
Peru	Government of Peru		1,960,000	-	1,320,000	-	-	-	-	3,280,000
Tanzania, United Republic of	Msalala District Council		1,060,000	-	-	-	-	-	-	1,060,000
Tanzania, United Republic of	Nyangwale District Council		520,000	-	-	-	-	-	-	520,000
Tanzania, United Republic of	Tanzania Federal Government		145,700,000	96,370,000	16,380,000	-	-	67,720,000	10,980,000	337,150,000	Excludes a lialbity of $113,300,000 on the basis that this amount owing to the government was extinguished through the application of VAT credits owed by the government to Barrick that were applied prior to the payment being made.
Tanzania, United Republic of	Tarime District Council		2,870,000	-	-	-	-	-	-	2,870,000
United States of America	Cibola County		490,000	-	-	-	-	-	-	490,000
United States of America	Elko County		4,580,000	-	120,000	-	-	-	-	4,700,000
United States of America	Eureka County		12,150,000	-	190,000	-	-	-	-	12,340,000
United States of America	Government of the United States of America		625,440,000	-	8,270,000	-	-	-	-	633,710,000
United States of America	Humboldt County		5,450,000	-	90,000	-	-	-	-	5,540,000
United States of America	Lander County		14,270,000	-	100,000	-	-	-	-	14,370,000
United States of America	Lawrence County		-	-	110,000	-	-	-	-	110,000
United States of America	Napa County		100,000	-	-	-	-	-	-	100,000
United States of America	State of Alaska		1,290,000	-	-	-	-	-	-	1,290,000
United States of America	State of Arizona		-	-	160,000	-	-	-	-	160,000
United States of America	State of California		230,000	-	200,000	-	-	-	-	430,000
United States of America	State of Missouri		-	-	1,190,000	-	-	-	-	1,190,000
United States of America	State of Montana		1,140,000	-	100,000	-	-	-	-	1,240,000
United States of America	State of Nevada		227,730,000	-	2,320,000	-	-	-	-	230,050,000
United States of America	State of New Mexico		220,000	-	90,000	-	-	-	-	310,000
United States of America	State of South Dakota		-	-	250,000	-	-	-	-	250,000
United States of America	Storey County		1,430,000	-	-	-	-	-	-	1,430,000
Zambia	Government of Zambia		50,620,000	99,910,000	260,000	-	-	-	-	150,790,000	Excludes a lialbity of $41,663,000 on the basis that this amount owing to the government was extinguished through the application of VAT credits owed by the government to Barrick that were applied prior to the payment being made.

Additional Notes:
-The figures above do not include VAT, customs and excise duties whereas the amounts reported in our Sustainability Report are inclusive of these payments made to government

-The ‘Basis of report preparation’ section is an integral part of this section.

- Reportable payments to governments have been disclosed in United States (“US”) dollars, unless otherwise shown. This is consistent with Barrick’s functional currency for consolidated accounting purposes. Payments denominated in currencies other than US dollars were translated using the exchange rate at the time the payment was made. The average exchange rates for 2025 are as follows:

Currency         Average Exchange Rate
Argentinean peso      ARS per $US - 1,251.92
Canadian dollar        CAD per $US - 1.39
Chilean peso        CLP per $US - 951.42
Dominican peso       DOP per $US - 61.73
Pakistani Rupee      PKR per $US - 281.24
Papua New Guinean Kina  PGK per $US - 4.10
Peruvian sol        PEN per $US - 3.56
Tanzanian Shilling      TZS per $US - 2,531.33
West African CFA franc    XOF per $US - 581.40
Zambian kwacha      ZMW per $US - 25.29

1	Enter the proper name of the Payee receiving the money (i.e. the municipality of x, the province of y, national government of z).
2	Optional field.
3	When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.
4
Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the Additional notes row or the Notes column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2025-01-01	To:	2025-12-31
Reporting Entity Name	Barrick Mining Corporation					Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E109739
Subsidiary Reporting Entities (if necessary)	E110387 Barrick Gold Inc.
Payments by Project
Country	Project Name 1	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes 23
Argentina	Lama	120,000	-	-	-	-	-	-	120,000
Argentina	Exploration	300,000	-	-	-	-	-	-	300,000
Canada	Hemlo	15,380,000	-	15,330,000	-	-	-	190,000	30,900,000	On September 11, 2025, Barrick reached an agreement to sell the Hemlo Gold Mine to Carcetti Capital Corp. The transaction closed on November 26, 2025. Accordingly, the payments provided are up to the closing date.
Chile	Pascua	2,670,000	-	80,000	-	-	-	1,580,000	4,330,000
Chile	Exploration	1,010,000	-	-	-	-	-	-	1,010,000
Chile	Project - Alturas	1,340,000	-	-	-	-	-	-	1,340,000	On August 8, 2025, Barrick reached an agreement to sell the Alturas Project in Chile to a subsidiary of Boroo Pte Ltd (Singapore). The transaction closed on November 7, 2025. Accordingly, the payments provided are up to the closing date.
Côte d’Ivoire	Tongon	14,850,000	32,410,000	-	-	-	6,010,000	-	53,270,000	On October 6, 2025, we reached an agreement to sell our interest in the Tongon gold mine and certain of its exploration properties to the Atlantic Group. The transaction closed on December 1, 2025. Accordingly, the payments provided are up to the closing date.
Dominican Republic	Pueblo Viejo	432,940,000	216,540,000	440,000	-	-	-	170,000	650,090,000	Royalties include advance payments made in 2025
Mali	Loulo	225,310,000	-	-	-	-	35,270,000	-	260,580,000	In this report we have included payments made by Loulo-Gounkoto during the period in which we controlled it (prior to June 16, 2025 and after December 16, 2025), as well as payments made by other Barrick controlled entities in relation to Loulo-Gounkoto during the period in which we did not control it (June 16, 2025 to December 16, 2025).
										Excludes a lialbity of $88,200,000 on the basis that this amount owing to the government was extinguished through the application of VAT credits owed by the government to Barrick that were applied prior to the payment being made.
Mali	Gounkoto	91,480,000	-	-	-	-	35,260,000	-	126,740,000	In this report we have included payments made by Loulo-Gounkoto during the period in which we controlled it (prior to June 16, 2025 and after December 16, 2025), as well as payments made by other Barrick controlled entities in relation to Loulo-Gounkoto during the period in which we did not control it (June 16, 2025 to December 16, 2025).
Pakistan	Reko Diq	1,430,000	10,000,000	7,650,000	-	-	-	-	19,080,000	Royalties include advance payments made in 2025.
Peru	Pierina	1,960,000	-	1,320,000	-	-	-	-	3,280,000
Tanzania, United Republic of	Bulyanhulu	28,340,000	38,320,000	6,860,000	-	-	-	-	73,520,000	Excludes a lialbity of $21,600,000 on the basis that this amount owing to the government was extinguished through the application of VAT credits owed by the government to Barrick that were applied prior to the payment being made.
Tanzania, United Republic of	North Mara	121,810,000	58,050,000	9,520,000	-	-	67,720,000	10,980,000	268,080,000	Excludes a lialbity of $91,700,000 on the basis that this amount owing to the government was extinguished through the application of VAT credits owed by the government to Barrick that were applied prior to the payment being made.
United States of America	Carlin	79,100,000	-	3,000,000	-	-	-	-	82,100,000
United States of America	Cortez	40,700,000	-	3,000,000	-	-	-	-	43,700,000
United States of America	Turquoise Ridge	33,810,000	-	800,000	-	-	-	-	34,610,000
United States of America	Phoenix	19,750,000	-	650,000	-	-	-	-	20,400,000
United States of America	Long Canyon	1,100,000	-	770,000	-	-	-	-	1,870,000
United States of America	Closure Sites	700,000	-	750,000	-	-	-	-	1,450,000
United States of America	Exploration	130,000	-	3,560,000	-	-	-	-	3,690,000
United States of America	Non-project specific	719,230,000	-	660,000	-	-	-	-	719,890,000
Zambia	Lumwana	50,620,000	99,910,000	260,000	-	-	-	-	150,790,000	Excludes a lialbity of $41,663,000 on the basis that this amount owing to the government was extinguished through the application of VAT credits owed by the government to Barrick that were applied prior to the payment being made.

Additional Notes 3 :
-The figures above do not include VAT, customs and excise duties whereas the amounts reported in our Sustainability Report are inclusive of these payments made to government

-The ‘Basis of report preparation’ section is an integral part of this section.

- Reportable payments to governments have been disclosed in United States (“US”) dollars, unless otherwise shown. This is consistent with Barrick’s functional currency for consolidated accounting purposes. Payments denominated in currencies other than US dollars were translated using the exchange rate at the time the payment was made. The average exchange rates for 2025 are as follows:

Currency         Average Exchange Rate
Argentinean peso      ARS per $US - 1,251.92
Canadian dollar        CAD per $US - 1.39
Chilean peso        CLP per $US - 951.42
Dominican peso       DOP per $US - 61.73
Pakistani Rupee       PKR per $US - 281.24
Papua New Guinean Kina  PGK per $US - 4.10
Peruvian sol        PEN per $US - 3.56
Tanzanian Shilling     TZS per $US - 2,531.33
West African CFA franc    XOF per $US - 581.40
Zambian kwacha      ZMW per $US - 25.29

1	Enter the project that the payment is attributed to. Some payments may not be attributable to a specific project, and do not need to be disclosed in the “Payments by Project” table.
2	When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.
3
Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the “Additional Notes” row or the “Notes” column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

BASIS OF REPORT PREPARATION
This report was prepared in accordance with the Extractive Sector Transparency Measures Act (“ESTMA” or the “Act”) issued by the Government of Canada. The information in this report was prepared by Barrick Mining Corporation (formerly Barrick Gold Corporation) (“Barrick”) for the sole purpose of complying with Barrick’s obligations under the ESTMA. The information contained in this report is provided solely for the benefit of Natural Resources Canada (“NRCan”) and in connection with Barrick’s obligations under the ESTMA. This report may not be used or relied upon by any other person or for any other purpose without Barrick’s express prior written consent.
1 > PROJECTS
According to the Technical Reporting Specifications issued by NRCan, a project is the operational activities that are governed by a single contract, license, lease, concession or similar legal agreement and form the basis for payment liabilities with a government. If multiple agreements are “substantially interconnected”, they are considered a single project. “Substantially interconnected” means forming a set of operationally and geographically integrated contracts, licenses, leases or concessions or related agreements with substantially similar terms that are signed with a government and give rise to payment liabilities.
This report includes payments made that are reportable under ESTMA for all of Barrick’s controlled projects, regardless of Barrick’s ownership interest. In accordance with the Act, this report does not include payments made by projects that Barrick does not control, except if payments were made by a Barrick controlled entity in relation to the project. Projects that Barrick has an economic interest in but are not controlled by Barrick consist of the following:

	Place of Business	Entity Type	Interest	Accounting Method
Norte Abierto Project	Chile	Joint Operations	50%	Our share
Donlin Gold Project 1	United States	Joint Operations	50%	Our share
Veladero	Argentina	Joint Operations	50%	Our share
Porgera	Papua New Guinea	Joint Venture	24.5%	Equity method
Kibali	Democratic Republic of Congo	Joint Venture	45%	Equity method
Jabal Sayid	Saudi Arabia	Joint Venture	50%	Equity method
Zaldívar	Chile	Joint Venture	50%	Equity method

1
Donlin Gold LLC was a
non-reporting
U.S. entity. Its shares were owned 50/50 by Barrick Mining Corporation and NovaGold Resources Inc. (“NovaGold”). Neither Barrick nor NovaGold controlled Donlin Gold LLC. In accordance with the additional guidance provided by NRCan in August 2017 and April 2018, NovaGold has included 100% of payments made by Donlin Gold LLC to enhance transparency. On April 22, 2025, Barrick announced that it had entered into an agreement to sell its 50% interest in the Donlin Gold project which was subject to the satisfaction of customary closing conditions and obtaining the required regulatory approvals. On June 3, 2025, Barrick completed the sale of its 50% interest in the Donlin Gold Project.

During 2025 we lost, and subsequently regained, control of the Loulo-Gounkoto mine under the following sequence of events. On June 16, 2025, the Bamako Commercial Tribunal placed Loulo-Gounkoto under temporary provisional administration. While Barrick retained its 80% legal ownership of the mining complex, control over operations transferred to an external administrator. Following this action by the Malian courts, we concluded that Barrick had lost control of the subsidiaries that hold our interest in Loulo-Gounkoto because we could not effectively exercise power over the relevant activities related to the mine, nor could we affect the returns of the mine through managerial involvement. On November 24, 2025, Barrick announced that an agreement had been entered into with the Government of the Republic of Mali to put an end to all disputes regarding the Loulo and Gounkoto mines. The provisional administration of the Loulo-Gounkoto complex was terminated on December 16, 2025, at which point operational control was handed back to Loulo-Gounkoto’s management. In this report we have included payments made by Loulo-Gounkoto during the period in which we controlled it, as well as payments made by other Barrick controlled entities in relation to Loulo-Gounkoto during the period in which we did not control it.
On August 8, 2025, Barrick reached an agreement to sell the Alturas Project in Chile to a subsidiary of Boroo Pte Ltd (Singapore). The transaction closed on November 7, 2025. Accordingly, in this report we have included the payments provided are up to the closing date.

On September 11, 2025, Barrick announced that it reached an agreement to sell the Hemlo Gold Mine (“Hemlo”) in Canada to Carcetti Capital Corp., which was renamed to Hemlo Mining Corp. (“HMC”). The transaction closed on November 26, 2025. Accordingly, in this report we have included the payments provided are up to the closing date.
On October 6, 2025, we reached an agreement to sell our interest in the Tongon gold mine and certain of its exploration properties to the Atlantic Group. The transaction closed on December 1, 2025. Accordingly, in this report we have included the payments provided are up to the closing date.
Non-significant
projects, in which insignificant payments to governments were made, have been grouped together and presented as exploration sites, closed sites, or projects.
Non-project
specific payments relate to payments made for the commercial development of minerals that have been calculated and paid on a consolidated basis and are difficult to split or disaggregate to a specific project.
2 > GOVERNMENTS
Government is defined as:
(a) any government in Canada or in a foreign state
(b) a body that is established by two or more governments
(c) any trust, board, commission, corporation or body or authority that is established to exercise or perform, or that exercises or performs, a power, duty or function of government for a government referred to in paragraph (a) or a body referred to in paragraph (b).
3 > REPORTING CURRENCY
Reportable payments to governments have been disclosed in United States (“US”) dollars, unless otherwise shown. This is consistent with Barrick’s functional currency for consolidated accounting purposes. Payments denominated in currencies other than US dollars were translated using the exchange rate at the time the payment was made. The average exchange rates for 2025 are as follows:

Currency	Average Exchange Rate
Argentinean peso	ARS per USD	1,251.92
Canadian dollar	CAD per USD	1.39
Chilean peso	CLP per USD	951.42
Dominican peso	DOP per USD	61.73
Pakistani Rupee	PKR per USD	281.24
Papua New Guinean Kina	PGK per USD	4.10
Peruvian sol	PEN per USD	3.56
Tanzanian Shilling	TZS per USD	2,531.33
West African CFA franc	XOF per USD	581.40
Zambian kwacha	ZMW per USD	25.29
4 > PAYMENTS
Reportable payments made to governments are presented on a net cash basis for the year ended December 31, 2025.
Any payment, whether made as a single payment or a series of payments, below $71,570 (CAD $100,000 threshold as set out under the Act converted to USD using the full year average exchange rate) in a given category to a particular government was not reported.
Reportable payments have been rounded to the nearest $10,000 but rounding was not to be used for determining the threshold for what to include as a reportable payment.

A)	Taxes
This category consists of taxes paid to governments based on income, profit or production in relation to the commercial development of minerals. The following are not included in total payments to governments:

•	Consumption tax, such as value-added tax, excise tax and custom tax

•	Personal income tax

•	Withholding tax (except that withholding taxes for tax obligations of Barrick affiliates that relate to the commercial development of minerals are included in this report)

•	Taxes which were offset by credits that were received prior to the reported tax payment being made.

•	Other taxes that do not relate to the commercial development of minerals, such as payroll tax, stamp tax and personal asset tax

B)	Royalties
This category consists of royalties paid to governments relating to the commercial development of minerals. No royalties paid in kind have been made to governments for the year ended December 31, 2025.

C)	Fees
This category consists of fees paid to governments relating to the commercial development of minerals, such as permit and license fees. This does not include amounts paid in the ordinary course of commercial transactions in exchange for services provided by governments, such as utilities paid at market rates.

D)	Production entitlements
This category includes payments made to governments relating to a share of production under production sharing agreements. There were no production entitlements payments made to governments for the year ended December 31, 2025.

E)	Bonuses
This category includes signing, discovery, production and any other type of bonuses paid to governments. There were no bonus payments made to governments for the year ended December 31, 2025.

F)	Dividends
This category consists of dividends paid to governments on shares given in lieu of a bonus, production entitlements, royalties or other fees. This does not include dividends paid to governments as an ordinary shareholder. For the year ended December 31, 2025, dividends were paid by Société des Mines Tongon (Tongon) to the State of Côte d’Ivoire on the 10% free-carried interest, dividends were paid by Société des Mines de Gounkoto SA (Gounkoto) and Société des Mines de Loulo SA (Somilo) to the State of Mali based on the State of Mali’s shareholding pursuant to the Establishment Convention under which Gounkoto operates, and by North Mara Gold Mine Limited (North Mara) to the Tanzanian Federal Government on the 16% free-carried interest. There were no dividends paid to governments on shares in lieu of a bonus, production entitlements, royalties or other fees for the year ended December 31, 2025.

G)	Infrastructure improvement payments
This category consists of payments made to governments for the construction of public infrastructure, such as roads, schools and hospitals that directly relate to the commercial development of minerals. This does not include infrastructure improvement payments that relate primarily to the operational purposes of Barrick. Payments are reported in the period in which the payment was made.